Grant Date	Expires	Number	Exercise Price	Date Exercisable - the later of 4/14/2015 or the period set forth below

June 4, 2013	June 4, 2023	33,733	$1.16	Immediately
June 4, 2013	June 4, 2023	79,526	$1.16	Immediately
December 26, 2011	December 26, 2021	17,991	$1.16	Immediately
October 15, 2010	October 15, 2020	229,273	$0.23	Ratably on the last day of the month following the Grant Date for 36 months
October 15, 2009	October 15, 2019	352,661	$0.23	Ratably on the last day of the month following the Grant Date for 36 months
December 16, 2013	December 16, 2023	59,936	$1.16	Immediately
March 27, 2007	March 27, 2017	99,945	$1.18	8,051 shares vest on the last day of the month following the Vesting Date (March 1, 2007) for 35 months; and the remainder on the last day of the 36th month